Exhibit 99.1
Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper (206) 777-8246

Wednesday, October 31, 2012
FOR IMMEDIATE RELEASE

Washington Federal Completes Acquisition of
South Valley Bank & Trust

SEATTLE - Washington Federal (NASDAQ: WAFD) today announced that the acquisition of South Valley Bank & Trust, headquartered in Klamath Falls, Oregon, has been successfully completed. South Valley will add approximately $514 million of loans, $743 million of deposits and 24 offices to Washington Federal's branch network.

Roy M. Whitehead, Chairman, President & CEO of Washington Federal said, “South Valley has long been known as a strong community partner with a loyal customer base and smart, helpful employees. We warmly and enthusiastically welcome them all to Washington Federal. It's an honor to be able to expand our presence in southern and central Oregon through a merger with this fine organization. We pledge to continue the South Valley tradition of active support for the neighborhoods, businesses and consumers in the communities served by them.”

About Washington Federal
Washington Federal, with headquarters in Seattle, Washington, has 190 offices in eight western states. To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
#